EXHIBIT 6.5

                          MASTER DISTRIBUTOR AGREEMENT
                                    BETWEEN
                             PRONET ENTERPRISES LTD
                                      AND
                                  PAUL VALKAMA
                          (DBA RADIOTOWER INTERACTIVE)

This Distributor Agreement (the "Agreement") is made and entered into as of the 21st day of August, 1997 (the "Effective Date").

by and between

PRONET ENTERPRISES LTD. a properly registered corporation of British Columbia, Canada, located at 502-150 Alexander Street, Vancouver, BC, V6A 1B5 ("DISTRIBUTOR").

and

Paul Valkama, dba RadioTower Interactive, a sole proprietorship with principal offices at 8-4106 Albert Street, Burnaby, BC ("RTI").

WHEREAS,  Distributor   maintains  and  operates  an  internationally   accessed
          Internet commercial database along with certain Inernet promotion products and services.

WHEREAS, RTI has proprietary and/or marketing rights to design, produce, host and deliver audio sound clips for the Internet.

WHEREAS, RTI wishes to grant to Distributor and Distributor desires to obtain certain rights to such audio services, more particularly described below, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, and in consideration of the mutual covenants contained herein, the parties hereto agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties hereto.

1.  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:


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1.1    "CUSTOMERS"  means those  persons and  entities who purchase the Products from the Distributor in compliance with the provisions of this Agreement.

1.2 "DOCUMENTATION" means the support materials and user guide in electronic or printed form which supplement and support the Products.

1.3. "SERVICES" means the capability provided to Distributor by RTI to design, create, host and produce audio sound clips for use on the Internet as an advertising medium.

1.4. "AGENT" means that the Distributor shall be permitted to promote the RTI opportunity to other Internet sites and enter into re-seller agreements with them for which the Distributor shall be entitled to management and processing fees as set forth int his agreement.

1.5. "BASE RETAIL PRICING" means the minimum price used to compute the minimum compensation package for seller, Distributor and RTI.

1.6.   "RETAIL PRICE" means the current retail price.

1.7. "MARKET AND SELL" means the right to sell and or promote the Products as described in Attachments B and C or in subsequent Attachments as may created and mutually approved or amended from time to time by mutual agreement between RTI and Distributor.

1.8.   "PRODUCTS" means those products listed in Attachments B and C.

1.9 "OPPORTUNITY" means the opportunity for other Companies to sell Products through the RadioTower and Pronet Enterprises Ltd. co-branded web page.

2.  APPOINTMENT AS DISTRIBUTOR AND AGENT

2.1. GRANT TO DISTRIBUTE. RTI hereby grants, and the Distributor hereby accepts, an exclusive right, notwithstanding the right of RTI to continue to sell its products and services and, subject to the terms and conditions of this Agreement, to market and sell the Products and to market and promote the Opportunity to other Internet distributors.

2.2. SERVICE MARK LICENSE. Distributor is authorized to use the RTI name and service mark only in conjunction with its marketing of the Products to Customers. The authorization shall terminate immediately upon any termination of this Agreement.

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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3.  DISTRIBUTOR AND RTI DUTIES

3.1. COMMERCIALLY REASONABLE EFFORTS. Distributor shall use commercially reasonable efforts to market, promote and sell the Products, and Opportunities in accordance with the terms of this Agreement.

3.2. PRESS ANNOUNCEMENTS. The Distributor and RTI may elect to issue separate or joint press releases announcing the relationship. Such releases shall be subject to the other party's review and approval of content prior to distribution.

3.3. SALES PROMOTION MATERIALS. both parties shall provide sales promotion information, either electronically or hard copy, to the other, which may use to crease Web site pages or literature relating to the Products and Opportunities. Both parties shall submit to the other within a reasonable time, prior to their commercial use, promotion materials utilizing any of the other party's service marks, trademarks and/or trade names. Both parties agree not to use promotional materials in the event the other party objects to said use in writing within ten (10) days after submission to the other party.

3.4. AUDIO CLIP SALES SUPPORT WEB PAGE. RTI and Distributor will jointly and equally create and maintain an audio clip sales support Web page for distribution and use by sales reps and sales channels. The page(s) will include frequently asked questions, service brochures and other information agreed to by the parties to this agreement. Such pages and information shall be accessible from all related sites.

3.5. SALES SUPPORT. Pronet Enterprises Ltd. shall take orders online using established credit card or cash payment systems, for RTI products.

3.6. RTI/DISTRIBUTOR WEB PAGE. RTI and Distributor shall jointly and euqally create a co-branded web page. The co-branded Web page will include each other's logo, company and services description, and link to the other's Web site. The web page shall include a demonstration audio clip and relevent sales presentations and order forms. The page shall be the only approved interface for taking orders on ine. The page(s) shall be subject to mutual review and approval for content prior to being published.

3.7. CUSTOMER SUPPORT. RTI will provide technical support to Distributor for the purpose of integrating the sound clips into Distributors advertising packages and technology and into customer home pages.

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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3.8.   HOSTING.  RTI shall  host all sound  clips  sold by  Distributor  and its re-sellers on its own commercial quality server, in such manner as to make th esound clips available when accessed from a remote site.

3.9. TECHNOLOGY. RTI shall make the sound clips in such manner and quality as to represent state of the art production in keeping with commercial requirements.

3.10. CUSTOMER RELATIONS. Each party to this agreement shall treat customers in accordance with the highest standards of respect and service, recognizing that customer dissatisfaction reflects on all parties associated with the audio sound clip program. This shall be a condition of any reseller agreement.

4.  CUSTOMER INFORMATION AND REPORTING

4.1. CUSTOMER INFORMATION sufficient to identify customer initial requirements and communications options shall be passed to RTI by Distributor, but shall not include financial information, by e-mail. RTI shall notify Distributor when the customer needs have been met by entering the Customer information into an Audio Enhanced Listing Page provided by Distributor on Distributor web site. Customer shall signify acceptance of the audio product to Distributor by return e-mail intiated by Distributor. Distributor shall notify RTI when customer on line service is no longer to be available.

5.  TERM AND TERMINATION

5.1. TERM. This Agreement shall be for a term of one (1) year from the Effective Date and shall automatically renew each year thereafter unless either party shall elect by notice sixty (60) days in advance of the renewal date not to renew.

5.2. TERMINATION. This Agreement may be terminated by either party upon a material breach by the other party and a failure to cure such brach after thirty (30) days' written notice and an opportunity to cure. The parties also may mutually agree to terminate this Agreement by giving sixty (60) days notice prior to the expiration of each year if they mutually agree that it no longer serves their mutual business interest to continue the Agreement. Within 30 days of such termination, all Fees owed to RTI will be paid by Distributor to RTI.

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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6.  WARRANTY

6.1. WARRANTY. RTI and Distributor warrants that their Services will conform in all material respects to the Documentation as delivered by each respectively and that the Documentation accurately describes the features, capabilities and designs of the Services of each, except as specifically stated otherwise. Each acknowledges that it has had sufficient opportunity to review the Services and the Documentation of the other prior to execution of this Agreement and that each fully understands the capabilities of the services and the Documentation as represented.

7. INDEMNIFICATION

7.1. INDEMNIFICATION RTI and Distributor hereby agree to mutually indemnify defend and hold harmless the other, and each of the other's officers, directors, employees and agents, from and against all and any actions, proceedings, costs, expenses, losses, claims, demands and liabilities whatsoever, including reasonable attorneys' fees, which any of them may sustain or incur as a result of, arising out of or in connection with a breach by either of any representation or warranty made by ech in this Agreement. Any such indemnification shall be limited to the amount paid by Distributor to RTI less fees paid to Distributor in the twelve (12) months preceding notice of any such claim for indemnification.

8.  PAYMENT

8.1 PAYMENT. Distributor shall make payments due to RTI within 5 working days of the month end for orders placed in the previous month. Distributor shall make payments due to re-sellers within 5 working days of the end of each calendar quarter commencing September 1 for the previous quarter. All payments shall be made by cheque in Canadian or US funds as applicable.

9.  GENERAL

9.1. ASSIGNMENT. Neither this Agreement nor any rights granted hereby may be assigned by the Distributor voluntarily or by operation of law without RTI's prior written consent, which shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon any successor or assignee of RTI and Distributor alike.

9.2. GOVERNING LAW. This Agreement is entered into in the Province of British Columbia, Canada, and this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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       without  reference  to its  conflicts  of  law  provisions.  Any  dispute regarding this Agreement shall be subject to mediation as provided for in the Province of British Columbia and thereafter, if no agreement can be reached, in the Provincial courts, and the parties agree to submit to the personal and exclusive jurisdiction and venue of these courts.

9.3. RELATIONSHIP OF THE PARTIES. Neither Distributor nor its agents have any authority of any kind to bind RTI in any respect whatsoever.

9.4. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between RTI and the Distributor, with respect to the subject matter hereof, and supersedes all prior oral and written agreements. This Agreement shall not be amended, altered or changed except by a written agreement dated subsequent to the date of this Agreement and signed by the parties hereto.

9.5. CONFIDENTIALITY. Distributor and RTI agree that the terms of this Agreement are confidential, and shall not be disclosed to any third party without the prior written consent of the other party.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

PRONET ENTERPRISES LTD.                             Paul Valkama dba
                                                 RadioTower Interactive

By:    /s/ Finn A. Knutsen                 By:    /s/ Paul Valkama
      -----------------------------             -------------------------------

Name                                       Name
       Finn A. Knutsen                             Paul Valkama
      -----------------------------             -------------------------------

Title:                                     Title:
       President                                   Owner



PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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                                                                    ATTACHMENT A

              RETAIL, COMMISSION AND RESIDUAL PRICING, RADIOTOWER
                                    PRODUCTS

A1. BASE RETAIL PRICING. PRODUCT 1. Defined as the minimum retail price set by RadioTower shall be as follows

       INITIAL SETUP - $279.95 (CDN)
       MONTHLY FEE $34.95 (CDN) if paid on a month to month basis
       ANNUAL FEE (if paid in advance) $335 (CDN)

A2. RETAIL PRICE.  Retail price as set from time to time by RadioTower.

A3. SELLER COMPENSATION. Compensation to the seller of RTI sound clips shall be computed at 15% of the Retail Price Initial setup and 10.0% of the Retail Price Monthly fee or Annual fee.

A4 SALES PROCESSING FEE. Pronet Enterprises shall be entitled to a sales processing fee for each sale processed through its system equal to 5.0% of any Retail Price.

A5. MANAGEMENT FEE. Pronet Enterprises shall be entitled to a management fee equal to 10% of any Retail Price. To process purchase orders, pay re-sellers on at least a quarterly basis, pay RadioTower no more frequently than monthly.

A6. RESIDUAL PAYMENT (SETUP) RadioTower shall be entitled to a residual payment equal to ($195.97 CDN) adjusted for foreign exchange for customer sales outside Canada.

A7 RESIDUAL PAYMENT (MONTHLY) RadioTower shall be entitled to a residual payment equal to ($26.20 CDN) adjusted for foreign exchange for customer sales outside Canada.

A8 RESIDUAL PAYMENT (ANNUAL) RadioTower shall be entitled to a residual payment equal to ($243.75 CDN) adjusted for foreign exchange for customer sales outside Canada

A9 BONUS PAYMENT  RadioTower  and Pronet  Enterprises  Ltd.  shall share equally
       (50/50 each) of the difference between

(RETAIL  PRICE)  MINUS  (SELLER  COMPENSATION  plus  SALES  PROCESSING  FEE plus
       MANAGEMENT FEE) MINUS (RESIDUAL PAYMENT FROM APPLICABLE CATEGORY)

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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                                                                    ATTACHMENT B

                            RADIOTOWER PRODUCT LIST

The following products shall be sold at all outlets under this agreement.

Product 1   a. A sound clip of up to 30 second duration, the script shall be the copyright property of the customer, the sound clip shall be the copyright property of the customer, the sound clip shall be the copyright property of RadioTower, and includes

                  i.    A basic enhanced audio listing in the Pronet Database
                  ii. An automatic activation link between the enhanced listing when depressed and the sound clip.
                  iii. software for the customer to install on his own home page that allows the sound clip to be either automatically or manually activated at the customer home page
                  iv.   a guaranteed maximum of 2500 plays per 28 days

Option 1   a. As per option 1
           b. Plus tied to an advertising banner purchased at Pronet, or at any other site, with an automatic link to the sound clip whenever the banner is displayed.


PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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                                                                   ATTACHEMENT C

               RETAIL, COMMISSION AND RESIDUAL PRICING OF PRONET
                                    PRODUCTS

A1. BASE RETAIL PRICING.  ADVERTISING BANNERS.

       BANNER CREATION (IF BANNER DOES NOT EXIST) - $85 (CDN)
       BASIC MONTHLY FEE FOR ONE COUNTRY ONE CATEGORY  $19.95 (CDN) if paid on a month to month basis
       QUARTERLY  FEE FOR ONE COUNTRY  ONE  CATEGORY  (if paid in  advance)  $50
              (CDN))
              Each additional country / category adds $7.50 per month to a maximum of $50 CDN per month for global coverage.

A2. RETAIL PRICE.  Retail price as set from time to time by Pronet.

A3. SELLER COMPENSATION. Compensation to the seller of Pronet Banners shall be computed at 15% of the Retail Price Initial setup and 15.0% of the Retail Price Monthly fee or Annual fee.

A9 BONUS PAYMENT  RadioTower  and Pronet  Enterprises  Ltd.  shall share equally
       (50/50 each) of

      (0.85 X RETAIL PRICE) MINUS (0.85 X BASE RETAIL PRICE)

PRONET ENTERPRISES LTD.                                                 08/21/97
Master Distributor Agreement          CONFIDENTIAL

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                                                                    ATTACHMENT D

                              RADIOTOWER PRODUCT 2

D1. PRODUCT 2 DESCRIPTION

       a. A sound clip of up to 25 words, the script shall be the copyright property of the customer, the sound clip shall be the copyright property of RadioTower, and includes
              i.     A basic enhanced listing in the Pronet Database.
              ii. An automatic activation link between the enhanced listing when depressed and the sound clip
              iii. Software for the customer to install on his own home page that allows the sould clip to be either automatically or manually activated at the customer home page.
              iv. Customer will be responsible for hosting of all sound clips.

D2. BASE RETAIL PRICE. One-time fee of $149.95 USD.

D3. SELLER COMPENSATION. Compensation to the seller of RTI sound clips shall be computed at 15% of the Base Retail Price. A reseller program will be developed by Pronet after 1000 units are sold.

D4. SALES PROCESSING/MANAGEMENT FEE. Pronet Enterprises shall be entitled to 15% of the Base Retail Price for each unit sold.

D5. NAME & ADDRESS  CHANGE.  RTI has changed their legal name to the  following:
       RadioTower.com Inc. and now has their working offices at: #322-425 Carrall st. Vancouver B.C. Canada V6B 6E3.

D6. TRADEMARK.  Pronet  acknowledges the Word Marks "AudioAds" and "AudioAd" are
       Trademarks of RTI
              and that both are RTI products.

D7. DOMAIN. RTI acknowledges that the Internet domains "audioads.com" and "audioad.com" are the sole property of Pronet.

D8. ENTIRE AGREEMENT. Both parties acknowledge that this attachment supersedes previous [FK][PV] attachments A & B. [FK][PV]

By:      PRONET                           By:     RadioTower.com Inc.
       ----------------------------             --------------------------------

Name:    /s/ Finn A. Knutsen              Name:   /s/ Paul Valkama
       ----------------------------             --------------------------------

Title:   President                        Title:  Founder, Director
       ----------------------------             --------------------------------

Date:    1 Sept 99                        Date:   Sept 1/99
       ----------------------------             --------------------------------